UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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TECO Energy, Inc.

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Updated talking points released September 8, 2015

REVISED SEPT. 6, 2015

Talking Points for Performance Coaches: TECO Energy to be acquired by Emera Inc.

(TO BE USED ORALLY AND NOT DISTRIBUTED IN WRITING)

Sept. 6, 2015

•	I’m bringing the team together to discuss the good news that TECO Energy has entered into a definitive agreement with Emera Inc., a Canadian energy company, to purchase TECO Energy, including our subsidiaries, in a $10 billion transaction.

•	As you know, on July 16, 2015 we issued a news release stating we had hired Morgan Stanley to look at strategic alternatives. Today’s (Friday, Sept. 4, 2015) announcement is a result of that process, which was driven by the fact that TECO Energy and our board of directors always are seeking to act in the best interests of our shareholders and other stakeholders.

•	Our financial and operating strength resulted in the premium and commitments from Emera in the agreement that will benefit our investors, our team members, our customers and the community.

•	Consolidation is a trend in our industry, and we are entering this new chapter from a position of strength with the ability to choose our partner.

•	Being acquired by Emera is good for TECO’s shareholders as well as our team members and operations in Florida and New Mexico. The combined companies will create a North American energy leader, with more than $20 billion in assets and more than 2.4 million electric and natural gas customers.

•	Shareholders, including many of you, will receive $27.55 per share, a 48 percent premium over our unaffected share price on July 16.

•	While our ownership will change, TECO Energy, Tampa Electric and Peoples Gas will continue to be headquartered in Tampa and New Mexico Gas Company will remain headquartered in Albuquerque.

•	In other words, Tampa Electric will continue to be the Tampa Bay area’s hometown electric utility. And, Peoples Gas and New Mexico Gas Company will continue to operate in Florida and New Mexico.

•	We intend to continue to execute our five year plan to invest $3 billion in upgrades and modernization of our infrastructure with the added benefits of increased scale by combining with Emera as we address the challenges and opportunities in our business.

•	Our goal remains: serve our customers with safe, reliable and cost-effective energy solutions.

•	Joining Emera will strengthen our operations and our commitments to the Florida and New Mexico markets by leveraging two talented work forces and sharing best practices.

•	We also intend to continue to contribute to local community efforts at the same or higher levels.

•	Let me tell you a little about Emera. Headquartered in Halifax, Nova Scotia, Emera is a geographically diverse energy and services company with more than CDN $10 billion in assets and 3,500 team members.

•	Starting out as Nova Scotia Power in the early 1900s, Emera today has investments throughout northeastern North America, including regulated electric utility operations with more than 800,000 customers in Nova Scotia and Maine as well as in four Caribbean countries – the Bahamas, Barbados, Dominica and St. Lucia.

•	More than half of Emera’s revenues already come from operations in the U.S. That percentage will be much greater having us onboard.

•	We will work together to create a strong beginning and bright future for the newly combined company that builds on our rich heritage. It will be business as usual, only better.

•	I will continue to update you as the review process unfolds.

•	The agreement requires TECO shareholder approval, review by the U.S. Department of Justice (Hart-Scott-Rodino Act) and the Committee on Foreign Investment in the United States, as well as regulatory approval from the Federal Energy Regulatory Commission and the New Mexico Public Regulation Commission. We expect to close the transaction in the third quarter of 2016.

Motivation and Context

Q. Why did this happen?

A. TECO Energy is viewed as being very valuable and our strength resulted in the best possible deal for our investors, team members, customers and communities.

TECO Energy and the board of directors must always look for the best ways to provide value to our shareholders and serve all of our stakeholders. In recent years, we have delivered value with earnings growth, including the acquisition of New Mexico Gas Company, and a stable, growing dividend.

Aware of our strengths as well as market conditions and environmental challenges, the board and our executive team wanted to be in the driver’s seat to protect shareholders and team members instead of being in a reactionary mode if someone made an unsolicited run at acquiring us. The decision to conduct the strategic review and to reach a definitive agreement is in keeping with the fiduciary responsibilities of the board.

As the utility industry in the United States has consolidated over the past decade, including our acquisition of New Mexico Gas Company, the board and our executive team recognized that we were a valuable regulated diversified utility target because of our size, visible risk-adjusted earnings growth, stable, competitive dividend, and the supportive regulatory framework in Florida and New Mexico.

Our innovation and growth propelled us to today’s announcement to join forces with Emera. We, at TECO Energy, Tampa Electric, Peoples Gas and New Mexico Gas Company, can all take pride in what we have accomplished.

Q. Did we start the strategic review because we haven’t been able to sell TECO Coal?

A. No. The sale of TECO Coal is not a factor.

Q. Did the new solar amendments have anything to do with the decision?

A. No. The solar situation in Florida did not play a role in the decision to conduct the strategic review. Solar is a part of the fuel mix of any responsible utility. We are committed to solar and have two-large scale solar projects in the works today – a 2-megawatt (MW) array at Tampa International Airport that will be completed this year and a 25-MW array on land we own at our Big Bend Power Station that will be completed in 2016.

Emera’s strategy is focused on the transformation of the electricity industry to cleaner generation and the delivery of that clean energy to market. Going forward, we will be able to leverage Emera’s experience with renewable energy sources, natural gas transmission pipelines and electric transmission with our experience in the natural gas distribution business.

Q. Did we start the strategic review because of the Environmental Protection Agencies Clean Power Plan?

A. No. Tampa Electric has completed a 10-year $1.2 billion project to dramatically reduce overall emissions. We reduced sulfur dioxide (SO2), nitrogen oxide (NOx) and particulate matter emissions by 94 percent, 91 percent and 87 percent respectively and carbon by 20 percent from 1998 levels.

System Implementations

Q. Should we stop the ERP implementation?

A. It is important that we continue to work on the projects that we have in progress. Completing the ERP is vital to the NMGC integration.

Q. Why don’t we delay the ERP implementation to first quarter 2016?

A. Delaying ERP is a bad idea. It would drive up costs for the project and delay other projects on the I.T. roadmap.

Q. What does this mean for the NMGC integration capital projects that are not started?

A. As always, we must remain flexible. For now we will continue to follow our plan, stay on track and complete our projects on time and on budget. It is the very best option for our company. As we work with the new owners to evaluate our projects, we may discontinue some initiatives or begin new projects.

Q. Should we stop the CRM project?

A. We should not. Our CIS system is outdated and we have made a major investment that we need to complete to serve our customers now and in the future.

Q. Why are we doing the Window 10 upgrade with the resource constraints and other projects underway?

A. It is a necessary part of our operations and maintenance plan for the organization. The Windows 10 upgrade and system replacements are a part of our business plan and an important milestone on the I.T. technology roadmap.

Personal Concerns

Q. Should I apply for jobs outside the company?

A. Each person must answer that question for themselves. It will take time for the regulatory review and approval, shareholder approval and to close the sale. We are committed to learning from each other and implementing best practices. There will be many career opportunities for team members at the larger and more diverse company.

Q. Should I apply for jobs in Tampa Electric? Is Tampa Electric more secure than PGS?

A. Until a deal closes, each company will continue to operate as dictated by its strategic business plan. A better approach would be to ask how you can best add value in your current job.

Q. What will happen when the closing occurs?

A. In many ways it will be similar to our acquisition of NMGC. Ownership of TECO Energy and all its assets will transfer to the new owner. All shares of TECO Energy will be exchanged for cash. Tampa Electric, Peoples Gas and New Mexico Gas Co. will continue to operate and serve our customers.

Q. What happens to my shares of TECO stock when the closing occurs?

A. Each share of TECO stock will be cancelled and converted into the right to receive $27.55 in cash after closing.

Q. What effect will this have on my 401(k)?

A. The shares of TECO stock in your 401(k) will be converted at the closing to cash at the acquisition price. When we get closer to the closing date, you will receive specific information on how to direct where you would like this cash invested within the various options available within TECO Energy’s 401k.

Q. Is my job in jeopardy?

A. No job losses are directly associated with this agreement. It is important to remember, Emera is purchasing TECO Energy because they saw a company that was well managed, profitable, and innovative. The business case to merge Emera and TECO does not call for any synergy creating job losses. Naturally, our companies must stay competitive and efficient. However, we are committed to TECO team members. While we work together to integrate our company, the best approach each team member can take is to do great work.

Q. What will happen to my compensation and benefits between now and closing?

A. We will continue to operate our compensation and benefit programs as we would in the normal course of business.

Q. What about after the acquisition closes?

A. TECO negotiated specific language in the definitive agreement which spells out a number of employee related matters and how they will be handled. These provisions only address non-covered team members. All covered team members will continue under the current contracts in place with each union.

Q. What does the merger agreement say about compensation and benefits after the acquisition for team members who continue to be a part of TECO?

A. For a period of two years following the closing, Emera has agreed to maintain the following relative to the levels just before closing: (1) your base salary or wage rate; (2) incentive compensation opportunities that are substantially comparable in the aggregate, and (3) benefits that are substantially comparable in the aggregate.

Q. What if my job is one of those affected by the transition plan mentioned above? Will I get a severance?

A. As negotiated in the merger agreement, for a period of two years following the closing, any team member displaced due to a job elimination will be paid a severance consistent with the severance policies and practices in place just prior to the closing. This means the specific severance plans in place at NMGC and the TECO severance practices used in Florida for the last several years.

Q. How are the TECO Energy Retiree Medical Plan and the NMGC Retiree Medical Plan addressed in the definitive agreement?

A. For a period of three years following the closing, the retiree medical plans may not be terminated or amended in any manner that is materially adverse to the participants. As further protection of these plans, for an additional three year period, the TECO retiree medical plans must be at least as favorable as Emera retiree medical plans.

Q. How is the TECO Pension Plan addressed in the definitive agreement?

A. First, know that any pension benefit you have earned thus far is protected under federal law. With the definitive agreement, for a period of two years after closing, TECO’s Pension Plan falls under the provision mentioned above that benefits must remain substantially comparable in the aggregate. For an additional three year period, TECO team members must be treated at least on par in the aggregate with other Emera team members for salary, incentive compensation, employee benefits, and severance benefits.

Q. What about my service time with TECO? Will I have to start over with Emera?

A. No. Each individual’s total service time will continue to be recognized going forward based on TECO’s rules in place today covering its various programs: pension, retiree medical, vacation, PTO, severance, etc.

Future direction and next steps

Q. When will we know more information? How long could this take?

A. A proxy statement requesting your vote in favor of the merger will be filed with the SEC within the next few months and will contain further information regarding the merger. The transaction is expected to close in the third quarter of 2016.

Q. Why did John sell stock just before the news broke in July?

A. Early in 2015 John entered into a 10b5-1 plan, which is a legal way for company executives to sell stock in a predetermined fashion or at a predetermined time without regard to real-time market dynamics and is a protection against insider trading.

Q. Will this transaction require PRC approval?

A. We will notify the Florida Public Services Commission and the New Mexico Public Regulation Commission (PRC) of the definitive agreement, but only the approval of the PRC is needed.

Q. How does this impact the commitment with the PRC to keep NMGC for ten years?

A. Our commitment to the PRC stated that we would not sell NMGC for ten years. The transaction acquires all of TECO Energy, including NMGC. It does not change our commitment to New Mexico.

Additional Information and Where to Find It

The proposed transaction will be submitted to shareholders of TECO Energy for their consideration. In connection with the transaction, TECO Energy will file a proxy statement and other materials with the U.S. Securities and Exchange Commission (the “SEC”). This communication is not a substitute for the proxy statement or any other document that TECO Energy may send to its shareholders in connection with the proposed transaction.

TECO ENERGY SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT FOR THE PROPOSED TRANSACTION WHEN IT IS FILED, AND ANY AMENDMENT OR SUPPLEMENT THERETO THAT MAY BE FILED, WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TECO ENERGY AND THE TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov), at TECO Energy’s website at www.tecoenergy.com or by sending a written request to TECO Energy Inc., Corporate Secretary, P.O. Box 111, Tampa, FL 33602.

Participants in the Solicitation

TECO Energy and its directors and executive officers are deemed to be participants in any solicitation of TECO Energy shareholders in connection with the proposed transaction. Information about TECO Energy’s directors and executive officers is available in TECO Energy’s definitive proxy statement, dated March 11, 2015, in connection with its 2015 annual meeting of shareholders, and in TECO Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.